JONES, WALKER
                              WAECHTER, POITEVENT
                           CARRERE & DENEGRE, L.L.P.



                                March 31, 2000





Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana  70058

Gentlemen:

         We have acted as counsel for Superior Energy Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 5,929,327 shares of common stock, $.001 par value per share the "Common Stock,"pursuant to the terms of the Superior Energy Services, Inc. 1999 Stock Incentive Plan and 25,000 shares of Common Stock pursuant to the terms of the Superior Energy Services, Inc. Directors' Stock Plan.

         Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the shares covered by the Registration Statement have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                     /S/  JONES, WALKER, WAECHTER,
                                          POITEVENT, CARRERE & DENEGRE, L.L.P.


                                        JONES, WALKER, WAECHTER,
                                     POITEVENT, CARRERE & DENEGRE, L.L.P.